UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sonic Corp.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 6, 2011

SONIC CORP.

300 Johnny Bench Drive

Oklahoma City, Oklahoma 73104

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of the stockholders of Sonic Corp. (the “Company”). We will hold the meeting on Thursday, January 6, 2011, at 1:30 p.m. on the Fourth Floor of the Sonic Headquarters Building, located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma, for the following purposes:

1.	To elect four directors;

2.	To ratify and approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	To consider and act on the stockholder proposal in this proxy statement, if presented at the meeting; and

4.	To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has chosen the close of business on November 8, 2010, as the date used to determine the stockholders who will be able to attend and vote at the annual meeting. If you own stock in Sonic Corp. at the close of business on that date, you are cordially invited to attend the meeting.

Under the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet, Sonic has elected to deliver our proxy materials to the majority of our stockholders over the Internet. This process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2010 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, if you received paper copies of these proxy materials, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the annual meeting. Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the annual meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

/s/ Carolyn C. Cummins

Carolyn C. Cummins, Corporate Secretary
Oklahoma City, Oklahoma
November 22, 2010

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SONIC CORP.

To Be Held Thursday, January 6, 2011

SOLICITATION OF PROXIES AND VOTING

Solicitation

Sonic Corp. (sometimes referred to herein as “Sonic,” “we,” “us,” “our,” or the “Company”) is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Thursday, January 6, 2011, and at any adjournment of the meeting. We also may use the services of our directors, officers, and employees to solicit proxies personally or by telephone. We regularly retain the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with our investor relations and other stockholder communications issues. We have also retained Innisfree M&A Incorporated to act as a proxy solicitor for a fee estimated to be $25,000, plus reimbursement of out-of-pocket expenses. Sonic will bear all of the costs of preparing, printing, assembling, and mailing this proxy statement and the proxy card and all the costs of the solicitation of the proxies.

A copy of our 2010 Annual Report to Stockholders, this proxy statement and an accompanying proxy card are being distributed or otherwise made available beginning on or about November 22, 2010.

Notice and Access

In accordance with the rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or they may request that a printed set of the proxy materials be sent to them by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in the printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Reimbursement of Nominees

Sonic will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of stockholder requested proxy materials to the beneficial owners of Sonic’s voting common stock.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by giving written notice to Carolyn C. Cummins, Corporate Secretary of the Company. The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

Annual Meeting Admission

Only Sonic Corp. stockholders may attend the annual meeting. Proof of ownership of Sonic Corp. common stock, along with valid picture identification (such as a driver’s license or passport), must be presented in order to be admitted to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the annual meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership to be admitted to the annual meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Stockholder Proposals

In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Corporate Secretary of the Company no later than July 24, 2011.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the next annual meeting, the Company’s Bylaws require stockholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Bylaws, must be given no more than 120 days and no less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, with respect to our next annual meeting, our Bylaws require notice to be provided to the Corporate Secretary of the Company no earlier than September 8, 2011 and no later than October 8, 2011.

VOTING RIGHTS AND PROCEDURE

Only the record holders of shares of the voting common stock of the Company as of the close of business on November 8, 2010, will have the right to vote at the annual meeting of stockholders. As of the close of business on that date, the Company had 61,634,134 shares of common stock issued and outstanding (excluding 56,684,684 shares of common stock held as treasury stock). Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date. All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. The Company will treat all abstentions and broker non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Refer to the Internet Availability Notice to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

With respect to the election of directors, the four nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes (discussed below) will not affect the outcome of the election because only a plurality of the votes actually cast is needed to elect directors.

With respect to the other proposals and any other matter properly brought before the meeting, a majority of the shares represented at the meeting and entitled to vote is required for approval. Therefore, abstentions will have the effect of a vote against approval. Broker non-votes will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes but not as shares counted for determining the outcome of the vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term, and one class is elected each year. The Board of Directors is authorized by our bylaws to set the number of directors that constitute the whole Board of Directors. The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the four individuals listed below. If elected, Messrs. Benham, Rainbolt and Schutz and Ms. Taylor will each serve as a director for a three-year term expiring at the annual meeting to be held in 2014.

All nominees will hold office until the stockholders elect their qualified successors. If any of the nominees becomes unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended by the Board of Directors.

Nominees

The following table sets forth the name, year in which the individual first became a director, year in which the director’s term will expire (if elected), and age for each nominee for election as a director at the annual meeting of stockholders.

Name	First Became a Director	Term Expires	Age
Douglas N. Benham	August 2009	2014	55
H.E. Rainbolt	January 1996	2014	81
Jeffrey H. Schutz	August 2010	2014	59
Kathryn L. Taylor	January 2010	2014	55

The following is certain biographical information about each of the four persons nominated as directors, including their principal occupations. Also included is a description of the experience, qualifications, attributes and skills of each nominee.

Douglas N. Benham is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm. Mr. Benham served as President and Chief Executive Officer of Arby’s Restaurant Group, a quick- service restaurant company, from January 2004 until April 2006. Mr. Benham served as Chief Financial Officer of RTM Restaurant Group, Inc., an Arby’s franchisee (“RTM”) from 1989 until 2003 and served as a Director of RTM from 1997 until 2003. Mr. Benham also serves as a Director of O’Charley’s Inc., a multi-concept restaurant company that operates or franchises restaurants under the O’Charley’s, Ninety Nine Restaurants and Stoney River Legendary Steaks brands, and as a Director of Macquarie CNL Global Income Trust, a real estate investment trust. With over 20 years of experience in the restaurant industry, Mr. Benham brings to the Board direct knowledge and understanding of restaurant operations and management, as well as his understanding of accounting as a certified public accountant.

H.E. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989. From 1985 to 1989, he served as Chairman of the Board of Directors of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp. Mr. Rainbolt’s experience in the banking industry and his well-rounded business acumen are widely acknowledged. As a result of Mr. Rainbolt’s extensive banking and financial expertise, he provides the Board with valuable perspective on the Company’s strategic initiatives, financial oversight and stewardship of capital.

Jeffrey H. Schutz is a managing director of Centennial Ventures, a Denver-based venture capital firm with approximately $500 million of assets currently under management. Mr. Schutz has been a general partner in seven Centennial-sponsored partnerships and involved with the start up, growth and development of approximately 50 companies over the past 23 years. In his position with Centennial Ventures, Mr. Schutz has directly contributed to the strategic planning and direction of these companies. Prior to joining Centennial Ventures in 1987, Mr. Schutz was Vice President and Director of PNC Venture Capital Group, an affiliate of PNC Financial. Mr. Schutz received a B.A. in economics from Middlebury College in Vermont, and an M.B.A. degree from the Darden School at the University of Virginia. As a result of his background in building and growing entrepreneurial businesses, Mr. Shutz provides knowledgeable advice to the Company’s other directors and to senior management as the Company continues to strengthen its brand and grow its market share.

Kathryn L. Taylor has served as an attorney with McAfee & Taft, an Oklahoma law firm, since November 2010. She has served as Chief of Education Strategy and Innovation for the State of Oklahoma, a cabinet-level position to which she was appointed by the Governor of Oklahoma, since January 2010 and will complete her term in that position in January 2011. She was elected the Mayor of the city of Tulsa, Oklahoma in 2006, and completed her term as Mayor in December 2009. Ms. Taylor served as the Secretary of Commerce and Tourism and Executive Director of the Department of Commerce of Oklahoma and the Small Business Advocate to the Governor of Oklahoma from February 2003 until 2006. From 1999 through 2002, she served as President of Lobeck-Taylor Foundation, a charitable foundation established by Ms. Taylor and her husband to support education and social issues. Ms. Taylor was a partner in the Oklahoma law firm of Crowe and Dunlevy, serving as the Chair of the Franchising and Distribution Section from 1994 until 1998. From 1994 to 1997, Ms. Taylor also served as a principal owner and director of National Car Rental. From 1988 to 1994, she served as the Executive Vice President and General Counsel of Dollar-Thrifty Car Rental. Both National Car Rental and Dollar-Thrifty Car Rental operate and franchise car rental locations world-wide. Ms. Taylor previously served as a director of the Company from January 2006 until April 2006. She resigned her position as director upon her election as the Mayor of the city of Tulsa, Oklahoma. Ms. Taylor’s background and experience in franchising and securities law, as well as her development and oversight of the city of Tulsa’s annual capital and operating budget, causes her to provide significant knowledge to the Board on franchising, corporate governance and financial matters. She also provides broad insight into executive leadership, strategy, and public affairs.

Proxies cannot be voted for more than four nominees.

The Board of Directors recommends a vote “For” the election of each of the four nominees as a director.

Other Directors

The following table sets forth the name, year in which the individual first became a director, year in which the director’s term will expire, and age for each director who will continue as a director after the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age

J. Clifford Hudson	August 1993	2013	55
Michael J. Maples	June 2005	2012	68
J. Larry Nichols	January 2007	2012	68
Federico F. Peña	January 2001	2013	63
Frank E. Richardson	March 1991	2012	71
Robert M. Rosenberg	April 1993	2013	72

The following is certain biographical information about each of the six persons who will continue as a director after the annual meeting of stockholders, including their principal occupations. Also included is a description of the experience, qualifications, attributes and skills of each nominee.

J. Clifford Hudson has served as the Company’s Chairman of the Board and CEO since January 2000. Mr. Hudson served as CEO and President of the Company from April 1995 to January 2000, and reassumed the position of President in November 2004 until May 2008. He has served in various other offices with the Company since 1984. Mr. Hudson has served on the Board of Trustees of the Ford Foundation since January 2006 and on the Board of Trustees of the National Trust for Historic Preservation since January 2001, where he now serves as Chairman of the Board. He served as Chairman of the Board of the Securities Investor Protection Corporation, the

federally chartered organization which serves as the insurer of customer accounts with brokerage firms, from 1994 to 2001. In his more than 25 years with the Company, Mr. Hudson has gained meaningful leadership experience and quick-service restaurant knowledge. As CEO, he is responsible for determining the Company’s strategy and clearly articulating priorities as well as aligning and motivating the organization to execute effectively. These capabilities, combined with Mr. Hudson’s understanding of the Company and unwavering commitment to the Sonic brand, make him uniquely qualified to serve on the Board.

Michael J. Maples has over 40 years of experience in the computer industry. He held various management positions at Microsoft Corporation from 1988 to 1995, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the Office of the President. Before joining Microsoft, Mr. Maples worked for IBM Corporation for over 23 years where he served as Director of Software Strategy. After retiring from Microsoft in 1995, Mr. Maples has primarily devoted his time to private investments and ranching. Mr. Maples also serves as a Director of Lexmark Corp. and Multimedia Games, Inc. Mr. Maples’ extensive experience in information technology provides valuable insights to the Board with respect to the technology aspects of our business.

J. Larry Nichols is a co-founder of Devon Energy Corporation (“Devon”) and has served as Executive Chairman of the Board of Directors of Devon since June 2010. Mr. Nichols served as Chairman of the Board of Devon from 2000 to June 2010 and as Chief Executive Officer from 1980 to June 2010. He served as President of Devon from 1976 until 2003. Mr. Nichols also serves as a Director of Baker Hughes Incorporated. He serves as Chairman of the Board of the American Petroleum Institute and as a Director of the American Natural Gas Alliance, the National Association of Manufacturers, the Independent Petroleum Association of America, and the National Petroleum Council. Mr. Nichols has demonstrated strong business, management and leadership skills, as evidenced by his successful performance as Chairman and Chief Executive Officer of Devon.

Federico F. Peña has served as a Senior Advisor of Vestar Capital Partners since January 2009. Mr. Peña served as a Managing Director of Vestar Capital Partners from January 1999 until January 2009. Vestar is a global private equity fund which conducts management buyouts, recapitalizations and going private transactions. Mr. Peña served as the U.S. Secretary of Energy from April 1997 through July 1998 and as the U.S. Secretary of Transportation from January 1993 through January 1997. He served as the Mayor of the city and county of Denver, Colorado from 1983 through 1991 and in the Colorado House of Representatives from 1979 until 1982. Mr. Peña founded Peña Investment Advisors in 1991 and was its President and Chief Executive Officer from 1991 until 1993. He has been a member of Toyota’s North American Diversity Advisory Board since January 2002. Mr. Peña has demonstrated sound leadership skills and brings his extensive investment experience to the Board.

Frank E. Richardson has served as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions of and investments in growth companies, since June 1995. From 1986 to June 1995, Mr. Richardson served as President of Wesray Capital Corporation, a firm which also specialized in acquisitions of and investments in growth companies. From 1997 to June 2006, he served as Chairman of Enterprise News Media, Inc., which owned newspapers in Brockton, Quincy, Plymouth, and several other towns in Massachusetts. Mr. Richardson serves as a Trustee of the Metropolitan Museum of Art and the New York University School of Medicine and as a Director of the Rockefeller Brothers Fund Finance Committee, all located in New York. Mr. Richardson’s knowledge and experience in investments and financial matters and his experience with growth companies are valuable assets to the Board and to the Company.

Robert M. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing USA (“Allied”) from May 1993 until his retirement in August 1998. Allied is the parent company of Dunkin’ Donuts, Inc. and Baskin-Robbins, Inc. Mr. Rosenberg served as President and Chief Executive Officer of Dunkin’ Donuts, Inc. from 1963 until May 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December 1992 until May 1993. Mr. Rosenberg served as a Director of Domino’s Pizza, Inc. from 1999 until April 2010. He currently serves as an honorary Director of the National Restaurant Association, as well as a Trustee of the educational foundation of the International Franchise Association (“IFA”). Mr. Rosenberg is a past President of the IFA. Mr. Rosenberg provides a significant, broad-based understanding of leading a large public company in the food service industry and further provides a specific understanding of all aspects of the industry, including operations, marketing, finance and strategic planning.

CORPORATE GOVERNANCE

Sonic’s policies and practices reflect corporate governance initiatives that are compliant with the listing standards of NASDAQ and the corporate governance regulations of the Sarbanes-Oxley Act of 2002. The Board of Directors has documented its corporate governance practices and adopted Corporate Governance Guidelines, which are designed to formalize these practices and enhance governance efficiency and effectiveness. The Corporate Governance Guidelines may be found on Sonic’s website, www.sonicdrivein.com, by going to the investor section under the strictly business section of the website. Among other things, these guidelines address the following:

•

The Nominating and Corporate Governance Committee is required to review with the Board annually the composition of the Board as a whole, including the directors’ independence, skills, experience, age, diversity, and availability of service to the Company.

•	The Board is required to conduct periodic self-evaluation through the Nominating and Corporate Governance Committee.
•

The Nominating and Corporate Governance Committee is required to review and report to the Board at least annually on succession planning for the CEO, and the CEO is required at all times to make available to the Board his or her recommendations of potential successors.

•	The independent directors are required to meet in conjunction with each regularly scheduled quarterly Board meeting and at other appropriate times.
•	The Board and all committees are authorized to hire their own advisors.
•	Directors who change job responsibilities are required to notify the Board and give the Board the opportunity to review whether they should continue to serve as Board members.

Practices for Considering Diversity

The charter of the Nominating and Corporate Governance Committee provides that the Committee shall annually review the appropriate characteristics of members of the Board of Directors in the context of the then-current composition of the Board. This assessment includes the following factors: independence; skills; experience; age; diversity (including diversity of skills, background and experience); and availability. It is the practice of the Nominating and Corporate Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

Director Independence

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors, with the exception of our Chairman and CEO, J. Clifford Hudson, is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. The objective element consists of specific relationships that automatically preclude a finding of independence. The subjective component requires the Board to make an affirmative determination that there are no other relationships that would impair independence. Mr. Hudson is the only employee member of the Board.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. The charters for each of these committees are available at no charge in the corporate governance section of the Company’s website at http://ir.sonicdrivein.com/governance.cfm. All members of each of these committees are independent directors. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The independent directors of the Company meet without the management director at executive sessions in conjunction with each quarterly board meeting and at other appropriate times. The independent directors have designated Frank E. Richardson as the lead director to preside at all meetings of the independent directors.

Nominating and Corporate Governance Committee.    In accordance with its written charter adopted by the Board of Directors, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board director nominees, and monitors significant developments in the law and practice of corporate governance. On October 13, 2010, the Nominating and Corporate Governance Committee nominated the four individuals named above for election as directors at the annual meeting of stockholders. The members of the Nominating and Corporate Governance Committee consist of all of the independent directors of the Company. Frank E. Richardson is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during the Company’s last fiscal year. The Nominating and Corporate Governance Committee will consider nominees recommended by the Company’s stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before July 24, 2011, addressed to the attention of Carolyn C. Cummins, Corporate Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

Audit Committee.    In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and compliance by the Company with certain legal and regulatory requirements. The committee encourages free and open communication among the committee members, Ernst & Young LLP, the Company’s independent registered public accounting firm, and management of the Company. In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services. Throughout the year, the committee periodically meets with representatives of Ernst & Young LLP and also meets with representatives of the internal audit function without management present. The members of the Audit Committee are H. E. Rainbolt (Chair), Douglas N. Benham, J. Larry Nichols, Frank E. Richardson and Kathryn L. Taylor. Each of the members of the Audit Committee is “independent,” as defined by the rules of the SEC and the NASDAQ stock market listing standards. The Board of Directors has determined that Mr. Rainbolt is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. In fiscal 2010, the Audit Committee met seven times, including meetings to review the quarterly financial statements prior to the releases of earnings to the public.

Compensation Committee.    In accordance with its written charter adopted by the Board of Directors, the Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee is comprised entirely of independent directors who operate under a written charter approved by the Board of Directors. The Compensation Committee’s functions include reviewing and approving the base salary, annual cash incentive awards and long-term equity incentive awards to the executive officers of the Company other than the CEO, and reviewing and recommending to the Board of Directors the compensation of the CEO, as described below, as well as overseeing and reviewing the Company’s various equity benefit plans. The members of the Compensation Committee are Robert M. Rosenberg (Chair), Michael J. Maples, Federico F. Peña and Jeffrey H. Schutz. The Compensation Committee held five meetings during the Company’s last fiscal year.

The Board of Directors annually reviews the performance of the CEO and also sets the compensation of the CEO upon recommendation from the Compensation Committee. Our CEO annually reviews the performance of those executives reporting directly to him and makes recommendations to the Compensation Committee regarding compensation for those executives, as well as any other executive officers named in the Summary Compensation Table (the “named executive officers”). Our Compensation Committee may exercise its discretion in increasing, decreasing or otherwise modifying the proposed compensation and awards to those executive officers.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above. None of these individuals has ever been an officer or employee of Sonic or any of its subsidiaries or had any relationship with Sonic requiring disclosure under Item 404 of Regulation S-K. No executive officer of Sonic has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Compensation Committee during fiscal year 2010.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of five meetings (four regular quarterly meetings and one telephonic special meeting) during the Company’s last fiscal year. The independent directors met in executive session at each quarterly meeting. Each then-incumbent director attended at least 75% of the meetings of the Board and the Board committees on which he or she served.

Attendance at Annual Meeting of Stockholders

The Company encourages its Board members to attend the annual meeting of stockholders and schedules Board and committee meetings to coincide with the stockholder meeting to facilitate the directors’ attendance. Eight of the nine then-incumbent directors attended the annual meeting of stockholders held in January 2010.

Board Leadership Structure

Chairman.    The Board reserves the right to determine from time to time how to configure the leadership of the Board and the Company in the way that best serves the Company and its stockholders. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same individual. The Board believes that the most effective leadership model for the Company at this time is to have the roles of Chairman and CEO combined. The Board believes this structure promotes the execution of the strategic responsibilities of the Board and management because the CEO is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Hudson currently serves as Chairman of the Board and CEO.

The Board believes that the appointment of a lead independent director and the use of regular executive sessions of the non-management directors, along with the Board’s independent committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The Board recognizes that depending on the circumstances, other leadership models, such as a separate Chairman of the Board, might be appropriate. Accordingly, the Board regularly reviews and reassesses its leadership structure.

Lead Independent Director.    The Company’s nine non-management directors, all of whom are independent, have appointed Mr. Richardson as the Board’s lead independent director, and he presides at all executive sessions of the non-management directors. In his capacity as lead independent director, Mr. Richardson (a) coordinates the activities of the non-management directors; (b) sets the agenda for and leads the non-management director executive sessions; (c) acts as the principal liaison to the Chairman and CEO for the views of, and any concerns or issues raised by, the non-management directors; (d) provides input on and approves the agenda for Board meetings and Board meeting schedules; and (e) consults with the other directors regarding and advises the Chairman and CEO about the quality, quantity and timeliness of information provided to the Board and the Board’s decision-making processes.

Board Involvement in Risk Oversight

The day-to-day responsibility for the identification, assessment and management of the various risks that the Company faces belongs with management. The full Board has primary responsibility for risk oversight, with the Board’s standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Board’s oversight of risks occurs as an integral and continuous part of the Board’s oversight of the business of the Company. The Board’s ongoing oversight of risk in the context of specific aspects of our business is supplemented by a formal risk review process conducted by management. This review identifies the Company’s key overall risks and facilitates consideration of those risk exposures, strategic objectives and risk management programs. This formal risk review is discussed with the full Board on at least an annual basis.

Compensation of Directors

In accordance with the Compensation Committee Charter, non-employee director compensation is determined annually by the Board of Directors acting upon the recommendation of the Compensation Committee, except that equity and equity-based compensation is determined only by the Compensation Committee.

During the 2010 fiscal year, cash fees earned by the non-employee directors for their services were as follows:

•	Annual retainer fee of $30,000;
•	Audit Committee Chair annual retainer amount of $12,500;
•	Compensation Committee Chair and Nominating and Corporate Governance Committee Chair annual retainer amounts of $7,500;
•	Additional fee of $2,500 for each Board meeting attended;
•	Additional fee of $1,000 for Audit and Compensation Committee members for each meeting attended; and
•	Additional fee of $1,000 for any special telephonic meetings attended.

At the beginning of a non-employee director’s first term, the director receives an equity award grant estimated to be valued at $300,000 on the date of grant, comprised 50% of seven-year, nonqualified stock options and 50% of restricted stock units. Beginning with the fourth year of the non-employee director’s term and continuing annually for so long as the individual serves on the Board, the director receives an equity award grant estimated to be valued at $85,000 on the date of grant, also comprised 50% of seven-year, nonqualified stock options and 50% of restricted stock units. Both the stock options and the restricted stock units vest over three years. The exercise price of the stock options equals the market value of the common stock at the date of the grant.

Director Compensation Table

The following table sets forth information as to compensation during fiscal year 2010 earned by each non-employee director of the Company.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2) (3)	Total ($)

Douglas N. Benham	48,000	0	0	48,000
Leonard Lieberman(4)	46,000	43,088	51,246	77,444
Michael J. Maples	46,000	43,088	51,246	140,334
J. Larry Nichols(5)	46,000	6,957	8,274	61,231
Federico F. Peña	45,000	43,088	51,246	139,334
H.E. Rainbolt	60,500	43,088	51,246	154,834
Frank E. Richardson	55,000	43,088	51,246	149,334
Robert M. Rosenberg	53,500	43,088	51,246	147,834
Jeffrey H. Schutz	0	150,000	138,627	288,627
Kathryn L. Taylor	33,000	152,085	180,871	365,956

(1)J. Clifford Hudson, the Company’s Chairman of the Board and Chief Executive Officer, is not included in the table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Hudson as an employee of the Company is shown in the Summary Compensation Table.

(2)In January 2010, the Company granted options to purchase 14,791 shares of common stock of the Company at $8.74 per share and 4,930 restricted stock units to Messrs. Lieberman, Maples, Peña, Rainbolt, Richardson and Rosenberg, and granted options to purchase 2,388 shares of common stock of the Company at $8.74 per share and 796 restricted stock units to Mr. Nichols. Upon Ms. Taylor’s initial election to the Board in January 2010, the Company granted options to purchase 52,386 shares of common stock of the Company at $8.74 per share and 17,462 restricted stock units to Ms. Taylor. Upon Mr. Schutz’s appointment to the Board in August 2010, the Company granted options to purchase 39,199 shares of common stock of the Company at $8.00 per share and 8,710 restricted stock units to Mr. Schutz. The dollar amounts reflect the aggregate grant date fair values of the stock and option awards. These amounts do not include any reduction in the value for the possibility of forfeiture. The actual amounts awarded differ from the targeted equity award values because the Company estimates the grant date fair value prior to the date of grant. See Note 13 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010 regarding assumptions underlying valuation of equity awards.

(3)The following table represents the number of unvested stock awards and the number of outstanding and unexercised option awards held by each of our non-employee directors as of August 31, 2010:

Name	Outstanding Stock Awards	Outstanding Option Awards
Benham	8,710	39,199
Lieberman	0	77,260
Maples	7,686	103,132
Nichols	3,552	64,791
Peña	7,686	91,007
Rainbolt	7,686	115,444
Richardson	7,686	115,444
Rosenberg	7,686	105,319
Schutz	18,750	43,633
Taylor	17,401	52,204

(4)Mr. Lieberman retired from the Board of Directors on August 27, 2010, after 21 years of service to the Company. All of the stock awards and option awards granted to Mr. Lieberman in fiscal 2010 were unvested at the date of his retirement and, as a result, were canceled in accordance with the terms of the Sonic Corp. 2006 Long-Term Incentive Plan.

(5)Mr. Nichols was inadvertently granted equity awards in fiscal 2009, the year prior to his fourth year of service as a director. A reduced amount of equity awards was granted to Mr. Nichols in fiscal 2010 so that he received the same financial benefit as if his annual equity awards had properly commenced in fiscal 2010.

Stock Ownership Guideline for Directors

The Board has adopted a stock ownership guideline for non-employee directors that requires each non-employee director to hold all stock awards granted to the director until he or she owns stock valued at least three times the annual cash retainer amount. Each of the incumbent non-employee directors currently holds stock or restricted stock in an amount exceeding the stock ownership guideline.

Director Nominations

Annually, the Nominating and Corporate Governance Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new Board members for recommendation to the Board for any vacancies.

With respect to nominating existing directors, the Nominating and Corporate Governance Committee reviews relevant information available to it, including an assessment of the directors’ continued ability and willingness to serve as directors. The Nominating and Corporate Governance Committee also assesses each person’s contribution in light of the mix of skills and experience the Nominating and Corporate Governance Committee has deemed appropriate for the Board.

With respect to considering nominations of new directors, the Nominating and Corporate Governance Committee conducts a thorough search to identify candidates based upon criteria the Nominating and Corporate Governance Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Nominating and Corporate Governance Committee then reviews selected candidates and makes a recommendation to the Board. The Nominating and Corporate Governance Committee may seek input from senior management in identifying candidates.

Each candidate for director must possess the following specific minimum qualifications:

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his or her professional life and has established a record of professional accomplishment in his or her chosen field.
•	No candidate shall have any material personal, financial, or professional interest in any present or potential competitor of the Company.

•

Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of the Board of which he or she is a member.

The Nominating and Corporate Governance Committee will consider nominations for the Board by stockholders the same way it evaluates other individuals for nomination as a new director. Such nominations must be made in accordance with the Company’s bylaws.

Communications with Directors

Stockholders may communicate with the non-employee members of the Board of Directors by writing to the Board, c/o Carolyn C. Cummins, Corporate Secretary of the Company. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of the Company and its stockholders are collected and forwarded on a periodic basis to the Board. Any concerns relating to accounting, internal accounting controls, or auditing matters will be brought immediately to the attention of the Company’s principal internal auditor and handled in accordance with the procedures established by the Audit Committee with respect to such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview.    Successful execution of our strategic plan is predicated on attracting and retaining a talented and highly motivated executive team. Unwanted turnover among our key executives can be very costly to the Company and our stockholders. Therefore, our executive compensation program has been designed to support our long-term strategic objectives, as well as address the realities of the competitive market for talent.

Throughout this proxy statement, the individuals who served as the Company’s CEO and Chief Financial Officer during fiscal 2010, as well as the other individuals included in the Summary Compensation Table on page 17, are referred to as the “named executive officers.”

Our Compensation Committee, comprised entirely of independent directors, is responsible for aligning our compensation programs with our compensation philosophy. The Compensation Committee reviews and approves any compensation decisions regarding vice presidents and above (with input from the CEO), and recommends the compensation of the CEO to the full Board of Directors. The Board then sets the CEO’s compensation based on its evaluation of the CEO’s performance.

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other officers. Named executive officers receive base salary, annual cash incentive awards and long-term equity awards. The only perquisites provided to officers, including named executive officers, are car allowances and premiums paid for certain life, accidental death and dismemberment insurance and long-term disability benefits. Named executive officers are eligible to participate in our health and benefit plans and employee stock purchase plan, which are generally available to all other corporate employees. The Company does not offer any retirement plan or compensation for named executive officers other than the Company’s 401(k) plan in which all employees may participate.

Compensation Objective.    The objective of our executive compensation program is to ensure that compensation paid to named executive officers is closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation assists the Company in attracting, motivating and retaining key executives critical to its long-term success. The Compensation Committee strongly believes that the caliber of our officer team makes a significant difference in our sustained success. To that end, the following principles guide the development of the executive compensation program:

•	ensure a pay-for-performance philosophy by placing significant amounts of compensation “at risk;”
•	provide competitive levels of compensation to attract and retain the best qualified executive talent; and
•	directly link our officers’ interests with those of stockholders by providing opportunities for long-term incentive compensation.

Process of Setting Compensation.    In setting compensation for fiscal 2010, the Compensation Committee considered, among other things:

•	the benchmarking data and analyses described below;
•	our overall performance in fiscal 2009, including our financial and operating performance;
•	each named executive officer’s individual performance and contributions to our achievement of financial goals and operational milestones;
•	each named executive officer’s job responsibilities, expertise, historical compensation, and years and level of experience;
•	the relative compensation levels of our named executive officers; and
•	the importance of retaining each named executive officer and each named executive officer’s potential to assume greater responsibilities in the future.

Components of Compensation.    There are three main components of our executive compensation program:

•	base salary;
•	annual cash incentives; and
•	long-term equity incentives.

Our Compensation Committee considered each of these components within the context of a total rewards framework. We strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing the Company’s performance, as well as the named executive officer’s performance, contributions and experience, and internal pay fairness. In maintaining our philosophy of paying for performance, compensation is more heavily weighted towards variable compensation than fixed compensation, which is provided as base salary. This weighting is identified in the table below which shows our fixed versus variable mix for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the

Named Executive Officers for Calendar Year 2010

Name	Position	Fixed Compensation as % of Target Total Compensation	Variable Compensation as % of Target Total Compensation

J. Clifford Hudson	Chairman of the Board and CEO	22%	78%
Stephen C. Vaughan	Chief Financial Officer and Executive Vice President	33%	67%
W. Scott McLain	President	28%	72%
Omar R. Janjua	President of Sonic Restaurants, Inc.	38%	62%
Paige S. Bass	Vice President and General Counsel	36%	64%

Compensation of named executive officers is also more heavily weighted towards long-term equity incentives than short-term incentives to align the interests of executives with our stockholders and facilitate the creation of value for stockholders. In furtherance of the Company’s philosophy of rewarding executives for future superior financial performance, prior stock compensation gains are generally not considered in setting future compensation levels.

In furtherance of the compensation philosophy described above, our Compensation Committee has engaged Mercer Human Resource Consulting (“Mercer”) to conduct a biennial review of our total compensation program for our named executive officers and provide relevant market data concerning executive pay practices. For calendar year 2009 compensation (which was the last biennial review by Mercer), Mercer provided data consisting of proxy information of peer companies as well as an analysis of executive compensation survey data for the restaurant industry maintained by Mercer, Towers Perrin and Watson Wyatt.

In making compensation decisions, our Compensation Committee compares each element of total compensation against our “compensation peer group,” which is a benchmarking peer group of publicly traded and privately held restaurant companies, as augmented by survey data where position matches were not available. Our compensation peer group is carefully selected based on criteria including restaurant industries, operating structure and size. The peer group is periodically reviewed and updated by our Compensation Committee to consist of companies against which the Compensation Committee believes we compete for talent. The companies comprising our compensation peer group for compensation for calendar years 2009 and 2010 were:

AFC Enterprises	Denny’s	Luby’s
Biglari Holdings Inc.	Einstein Noah Restaurant	Panera Bread
(formerly Steak n Shake)	Chipotle Mexican Grill	Papa John’s
Buffalo Wild Wings	CKE Restaurants	Red Robin
Burger King	Dine Equity	Ruby Tuesday
California Pizza Kitchen	Domino’s Pizza	Texas Roadhouse
CEC Entertainment	Jack in the Box	Wendy’s/Arby’s Group

For comparison purposes, the Company’s annual revenues are between the 25th percentile and the median in revenues of our compensation peer group and the Company’s market value is above the 75th percentile in market value of our compensation peer group companies. The following sections describe in greater detail each of the elements of our named executive officer compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary.    Base salary is designed to compensate our named executive officers in part for their roles and responsibilities, and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we consider each named executive officer’s role and responsibility, experience, unique skills, individual performance and future potential with Sonic, along with salary levels for similar positions in our peer group and internal pay equity. Our compensation philosophy is to target base salaries at or below the median of our compensation peer group for each named executive officer. Base salaries are reviewed annually during our benchmarking process. For fiscal 2010, the base salaries for the named executive officers ranged from 87% to 102% of the peer group median base salary. Base salaries for named executive officers are reviewed on a calendar year basis. Base salaries for the named executive officers for calendar year 2010 were not increased from the prior year.

Annual Cash Incentive.    We provide performance-based annual cash incentive award opportunities to our named executive officers, as well as other officers and mid-level management personnel. These short-term cash incentives are designed to reward the achievement of specific, pre-set performance objectives measured over the fiscal year. Awards under the annual cash incentive program are based on the Compensation Committee’s belief that a significant portion of the annual compensation of named executive officers should be contingent on achievement of the annual performance goals of the Company. Based on the Company’s financial performance, no annual cash incentives were paid to our named executive officers for fiscal 2010.

The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. Achievement of the earnings per share target set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the named executive officer. The earnings per share target is approved by the Board and designed to reinforce our focus on profitability and enhancement of long-term stockholder value. The target incentive awards are set at or below the median of our compensation peer group. For fiscal 2010, the target short-term incentive awards were set at the median for Messrs. Hudson, Vaughan and McLain, 17% less than the median for Mr. Janjua and 6% less than the median for Ms. Bass.

These target award levels are reviewed periodically by our Compensation Committee. The target percentages for each named executive officer are based on the scope of the named executive officer’s responsibilities, internal pay equity among named executive officers with similar responsibilities and competitive considerations. The target percentage of base salary for each of our named executive officers was as follows:

Name	2010(1)	2009(1)

J. Clifford Hudson	100%	100%
Stephen C. Vaughan	65%	65%
W. Scott McLain	75%	75%
Omar R. Janjua	45%	(2)
Paige S. Bass	50%	50%

(1)No annual cash incentive awards were paid in fiscal years 2010 or 2009.

(2)Mr. Janjua was elected President of Sonic Restaurants, Inc. in September 2009.

Named executive officers must achieve a threshold level of 85% of the established earnings per share target in order to be rewarded with 50% of their target incentive awards. Incremental progress from 85% to 100% of the established earnings per share goal will allow the remaining 50% of the target incentive award to be earned. Thus, consistent with our pay-for-performance philosophy, only when performance meets the earnings per share target will named executive officers be able to realize the entirety of their target incentive awards. The Board of Directors sets the earnings per share target to require strong performance in order to achieve the target incentive awards. To encourage exceptional performance, achievement in excess of the earnings per share target will result in the payment of an incentive award equal to the target incentive award times the actual earnings per share as a percentage of the earnings per share target. For example, if the Company achieved 103% of the earnings per share target for the fiscal year, the named executive officer would be entitled to receive 103% of his target incentive award. Our Compensation Committee retains discretion to adjust incentive awards up or down as it sees fit in light of unusual or unforeseen developments that impact the Company or the industry in which it operates.

For fiscal 2010, the earnings per share target was $.81. Our operating climate continued to be challenging during fiscal 2010. We were profitable, but not at the planned level. We did not meet the minimum threshold level of 85% of the earnings per share target, which resulted in no incentive awards being paid to the named executive officers. Performance in fiscal years 2009 and 2008 also resulted in no payouts to the named executive officers. The payout in fiscal year 2007 was 79.3% of the target annual incentive award. The Compensation Committee did not exercise discretion to alter any individual awards for fiscal 2010 or the prior three fiscal years under the annual incentive award plan.

Long-Term Equity Incentive.    A key component of our named executive officer compensation program includes rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. As a result, our officers’ interests are closely aligned with stockholders’ long-term interests. We believe that long-term incentive compensation performs an essential role in attracting and retaining executive talent and provides executives with incentives to maximize the value of stockholders’ investments. The annualized value of the equity-based incentives awarded to our named executive officers is intended to be the largest component of our overall compensation package.

The Sonic Corp. 2006 Long-Term Incentive Plan (the “Plan”) provides our Compensation Committee flexibility in the choice of vehicles used to make long-term incentive grants, including the ability to issue stock options, performance share units and restricted stock units. The Compensation Committee reviews the types of awards granted annually to ensure we spend our shares responsibly and understand the cost associated with each type of available award. The Compensation Committee has historically granted long-term incentive awards consisting solely of stock options. In fiscal 2010, the Compensation Committee granted long-term incentive awards to named executive officers consisting in value of one-half restricted stock units and one-half stock options. Upon advice from Mercer, restricted stock units were granted as a retention mechanism because of the limited value of the then outstanding stock options held by the named executive officers. In fiscal year 2009, the Compensation Committee granted performance share units to named executive officers. The performance criteria were based on earnings per share over a three-year performance period. Because the achievement of the performance criteria was remote based on performance over the first two years of the performance period, the outstanding performance share units were canceled in August 2010.

The changes in long-term incentive compensation in fiscal years 2010 and 2009 were made to balance out some of the volatility of stock options while still aligning the interests of named executive officers with that of stockholders. This change also recognized the growing shift away from the exclusive use of stock options by our compensation peer group.

In determining the amount of equity awards to be granted, our Compensation Committee utilizes a formula which consists of “Total Compensation Potential” (base salary plus target annual incentive cash award) divided by the closing market price of our common stock two days prior to the grant date and further multiplied by a factor determined by the Committee. For calendar year 2010, the award multiple was 3.25 for Mr. Hudson, 2.5 for Mr. McLain, and 2.0 for the other named executive officers. Our Compensation Committee decreased the multiplier in calendar year 2010 for the named executive officers as compared to calendar year 2009 to conserve the number of shares subject to outstanding equity awards as a result of the limited number of shares that remain available for issuance under the Plan. To achieve the goal of equity awards comprising the largest component of our overall compensation package, the Compensation Committee generally targets the equity awards for our named executive officers at or above the median for our compensation peer group. However, the target equity awards of Messrs. Hudson and McLain are below the median for our compensation peer group based on the Compensation Committee’s philosophy of considering internal equity among named executive officers when setting the compensation multiplier. For calendar year 2010, the target long-term incentive awards were set at 41% less than the median for Mr. Hudson, 13% less than the median for Mr. McLain, 17% above the median for Mr. Vaughan, 30% above the median for Mr. Janjua, and 6% above the median for Ms. Bass.

Long-term incentive award grants to named executive officers are made annually at our quarterly Compensation Committee meeting in January. Our quarterly Compensation Committee meeting dates are generally set in conjunction with our quarterly Board meetings and are scheduled about a year in advance of the meetings. In addition to regular long-term incentive award grants, at times our Compensation Committee makes special stock option grants, usually in connection with new employment or as a result of promotion, which are made at the quarterly Compensation Committee meeting following the event triggering the grant. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

Stock options are granted with an exercise price not less than the closing market price of our common stock on the grant date (which is the date of the quarterly Board meeting typically held the day after the quarterly Compensation Committee meeting). Options vest over a period of three years, with one-third becoming exercisable on each anniversary of the grant date as long as the named executive officer is still employed by us on the date of vesting, and generally expire after seven years. The periodic vesting provisions are in place to encourage the named executive officers to remain with the Company. Stock options only have value if our stock price appreciates after the options are granted. The restricted stock units granted to named executive officers in fiscal 2010 also vest over a period of three years, with one-third of the shares becoming vested on each anniversary of the grant date as long as the named executive officer is still employed by the Company on the date of vesting.

CEO Compensation.    The Compensation Committee sets the compensation of all named executive officers other than the CEO. The Compensation Committee recommends the compensation of the CEO to the full Board, which then sets the CEO’s compensation based on the Board’s evaluation of the performance of the CEO for the prior fiscal year. The Board’s evaluation of the CEO considers the CEO’s performance against qualitative goals and objectives approved by the Board for the prior fiscal year (specifically addressing any areas where objectives were not met) and the CEO’s self-evaluation of his performance against the goals and objectives. Mr. Hudson’s compensation for fiscal 2010 was higher than that of other named executive officers primarily because of his greater influence over and responsibility for the Company, the compensation levels of comparable executives at companies within our compensation peer group, and his long tenure with the Company. For fiscal 2009, pursuant to its standard formula, the Compensation Committee originally calculated the equity awards for Mr. Hudson to be 75,997 performance share units and 227,991 stock options. Upon being advised that the terms of the 2006 Plan at that time limited the maximum number of shares issuable in respect of awards under the 2006 Plan to any participant in any one calendar year to 225,000 shares, the Compensation Committee revised the amount of equity awards to be granted to Mr. Hudson to comply with this cap. In January 2010, the stockholders approved increasing the individual limit to 400,000 shares. Accordingly, the Compensation Committee granted equity awards to Mr. Hudson in fiscal 2010 pursuant to its standard formula described under “Long-Term Equity Incentive” above, which resulted in an original grant to Mr. Hudson of 78,548 restricted stock units and 235,644 stock options. Based on discussions with the Compensation Committee, and consistent with the Board’s and management’s commitment to align overall compensation with the performance of the Company, in August 2010, Mr. Hudson voluntarily relinquished 42,907 of such restricted stock units.

Stock Ownership Guidelines.    Historically, we have encouraged our executives to own Sonic stock and have monitored ownership levels. At its meeting in August 2010, the Compensation Committee adopted stock ownership guidelines for the CEO to formalize expectations as to his ownership. These ownership guidelines provide for stock ownership by the CEO of at least five times his base salary. As of August 31, 2010, Mr. Hudson owned Sonic stock equal in value to more than 12 times his base salary.

Termination and Change in Control Arrangements.    We have employment agreements with each named executive officer. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew the officer’s contract, the Company must pay the named executive officer certain severance benefits. The contracts for the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer severance benefits. These severance and change in control payments are discussed in more detail under “Potential Payments upon Termination or Change in Control” on page 21. The agreements regarding severance payments are designed to be competitive with similar agreements of our compensation peer companies in order to attract, retain and motivate named executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage named executive officers to remain in service after a change in control and ensure that named executive officers are able to devote their entire attention to maximizing stockholder value in the event of a change in control. The Compensation Committee has determined that the amounts payable under the employment agreements are necessary to achieve those objectives.

Tax Deductibility of Pay.    In determining executive compensation, our Compensation Committee considers several factors, including the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. One exception applies to “performance-based compensation” paid pursuant to stockholder-approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders). Generally, our Compensation Committee believes that it is in the interests of the Company’s stockholders to preserve the deductibility of compensation paid to executive officers of the Company, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interest of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee may approve compensation to named executive officers that may exceed the limits of deductibility. For fiscal 2010, no compensation for any of our named executive officers failed to qualify for deduction under Section 162(m).

Conclusion.    The Compensation Committee believes the compensation delivered to the named executive officers for fiscal 2010 is reasonable and appropriate. Further, the Compensation Committee believes the total executive compensation program does not encourage executives to take unnecessary or excessive risk.

Compensation Risk.    In fiscal 2010, management engaged Hay Group to conduct a risk assessment review of our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for our named executive officers and other employees could encourage decision-making that could expose the Company to unreasonable risks of material adverse consequences. Hay Group presented its findings to the Compensation Committee, which reviewed the assessment and the Company’s various incentives and other compensation programs and practices and the processes for implementing these programs. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectively submitted,

The Compensation Committee

/s/ Robert M. Rosenberg, Chairman

/s/ Michael J. Maples

/s/ Federico F. Peña

/s/ Jeffrey H. Schutz

Summary Compensation Table

The following table provides information concerning total compensation earned by the CEO, the Chief Financial Officer and the three other most-highly compensated executive officers of the Company who served in such capacities as of August 31, 2010 for services rendered to the Company during the past fiscal year. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)		Non- Equity Incentive Plan Compen- sation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
J. Clifford Hudson Chairman of the Board and Chief Executive Officer	2010	625,000	26,042	311,502	(6)	816,436		0	29,487	1,808,467
	2009	619,375	25,417	761,280	(7)	382,646	(7)	0	28,895	1,817,613
	2008	606,667	25,000	0		847,014		0	27,012	1,505,693

Stephen C. Vaughan Chief Financial Officer and Executive Vice President	2010	325,000	13,542	181,241		215,539		0	26,817	762,139
	2009	321,250	13,125	220,620	(7)	221,782		0	26,517	803,294
	2008	300,000	11,250	0		378,286		0	25,842	715,378

W. Scott McLain President	2010	395,000	16,458	292,030		347,298		0	26,967	1,077,753
	2009	381,875	15,000	341,273	(7)	343,065		0	26,967	1,108,180
	2008	348,333	13,542	0		691,054		0	26,292	1,079,221

Omar R. Janjua(8) President of Sonic Restaurants, Inc.	2010	318,680	2,152	0		376,213		0	21,895	718,940
	2009	--	--	--		--		--	--	--
	2008	--	--	--		--		--	--	--

Paige S. Bass Vice President and General Counsel	2010	230,000	9,583	116,600		138,668		0	25,842	520,693
	2009	226,250	9,167	141,938	(7)	142,685		0	24,425	544,465
	2008	203,333	7,083	0		247,684		0	24,142	482,242

(1)Base salaries for the named executive officers for calendar year 2010 were not increased from calendar year 2009. The small difference in base salaries for years 2009 and 2010 in the table is due to compensation information being shown on a fiscal year basis.

(2)These amounts represent the holiday payments made each year to each named executive officer as well as to all of the Company’s corporate employees in an amount equal to one-half of the employee’s monthly base salary.

(3)The amounts shown reflect the aggregate grant date fair values of the stock and option awards computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“SFAS 123(R)”). These amounts do not include any reduction in the value for the possibility of forfeiture. See Note 13 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010 regarding assumptions underlying valuation of equity awards.

(4)The non-equity incentive plan compensation amounts reflect the cash awards to the named executive officers under the Company’s annual cash incentive plan, which covers the named executive officers, as well as other officers and mid-level management personnel, and is discussed in further detail in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.” For the named executive officers, non-equity incentive plan compensation is based entirely on meeting the Company’s earnings per share target for the fiscal year. For the fiscal years shown, the company’s earnings per share target was not attained and no incentive plan compensation was paid.

(5)The amounts include car allowance, the Company’s matching contribution to the Company’s 401(k) plan, and premiums for life insurance paid on behalf of the named individuals. We provide all officers, including our named executive officers, with a choice of a company car (Ford Escape) or a car allowance of $1,200 per month. If an officer chooses the car allowance, it is included in his or her taxable income. We also match 100% of each participant’s contribution to the 401(k) plan for the first 3% of the participant’s base salary and annual cash incentive award and 50% for the next 3% of the participant’s salary and annual cash incentive award, up to the maximum amount allowed by law. For fiscal 2010, the Company contributed $11,025 for each of Messrs. Hudson, Vaughan and McLain, $6,500 for Mr. Janjua and $10,350 for Ms. Bass. Company contributions vest over a six-year period during the first six years of employment and then vest 100% after the sixth year of employment. In addition, we pay the premiums for life insurance and accidental death and dismemberment insurance for all officers and mid-level management for coverage in the amount of four times the employee’s base salary, up to a maximum coverage of $800,000.

(6)For fiscal 2010, the Compensation Committee originally granted Mr. Hudson 78,548 restricted stock units. Based on discussions with the Compensation Committee, and consistent with the Board’s and management’s commitment to align overall compensation with the performance of the Company, in August 2010, Mr. Hudson voluntarily relinquished 42,907 of such restricted stock units.

(7)The amounts reflected with respect to performance share units are based upon the probable outcome at the date of grant in January 2009. The maximum outcomes determined at the date of grant would have been $1,141,875 for Mr. Hudson, $330,920 for Mr. Vaughan, $511,885 for Mr. McLain, and $212,896 for Ms. Bass. Because the achievement of the performance criteria was remote based on performance over the first two years of the three-year performance period, the outstanding performance share units were canceled in August 2010.

(8)Mr. Janjua was elected as President of Sonic Restaurants, Inc. effective September 8, 2009.

Grants of Plan-Based Awards Table

The following table provides information concerning grants of plan-based awards made to the named executive officers during fiscal year 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(1)	Target ($)
J. Clifford Hudson
Restricted Stock Units	1/14/10	--	--	35,641	--	--	311,502
Stock Options	1/14/10	--	--	--	235,644	8.74	816,436
Incentive Plan	N/A	312,500	625,000	--	--	--	--

Stephen C. Vaughan
Restricted Stock Units	1/14/10	--	--	20,737	--	--	181,241
Stock Options	1/14/10	--	--	--	62,210	8.74	215,539
Incentive Plan	N/A	105,625	211,250	--	--	--	--

W. Scott McLain
Restricted Stock Units	1/14/10	--	--	33,413	--	--	292,030
Stock Options	1/14/10	--	--	--	100,239	8.74	347,298
Incentive Plan	N/A	148,125	296,250	--	--	--	--

Omar R. Janjua
Stock Options	10/15/09	--	--	--	65,210	10.74	281,505
Stock Options	1/14/10	--	--	--	27,335	8.74	94,708
Incentive Plan	N/A	73,125	146,250	--	--	--	--

Paige S. Bass
Restricted Stock Units	1/14/10	--	--	13,341	--	--	116,600
Stock Options	1/14/10	--	--	--	40,023	8.74	138,668
Incentive Plan	N/A	57,500	115,000	--	--	--	--

(1)The threshold amounts reflect the minimum payment level under the Company’s annual cash incentive plan, which is 50% of the target amounts shown in the next column. The minimum payment level may not be attained, and the annual cash incentive may exceed the target amount, as more particularly described in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.” The minimum payment level was not attained for fiscal 2010.

(2)The amounts shown reflect the aggregate grant date fair values of the stock and option awards computed in accordance with SFAS 123(R). These amounts do not include any reduction in the value for the possibility of forfeiture. See Note 13 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010 regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options and restricted stock units by the named executive officers as of the fiscal year ended August 31, 2010.

					Stock Awards:
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price	Option Expiration	Number of Shares or Units that Have not	Market Value of Shares or Units that Have not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)(1)	Vested ($)(2)
J. Clifford Hudson	94,845	0	7.36	4/16/2011	--	--
	56,902	0	13.03	4/30/2012	--	--
	76,287	0	12.09	4/10/2013	--	--
	64,046	0	14.22	4/29/2014	--	--
	15,001	0	21.14	1/19/2015	--	--
	45,077	0	21.65	4/6/2015	--	--
	15,001	0	19.30	1/31/2016	--	--
	43,486	0	23.08	4/6/2013	--	--
	93,500	0	22.54	4/5/2014	--	--
	90,338	45,169	22.24	1/10/2015	--	--
	37,500	75,000	10.15	1/15/2016	--	--
	0	235,644	8.74	1/14/2017	--	--
					35,641	273,366

Stephen C. Vaughan	21,956	0	7.36	4/16/2011	--	--
	30,368	0	9.09	11/13/2011	--	--
	14,227	0	13.03	4/30/2012	--	--
	17,126	0	12.09	4/10/2013	--	--
	14,664	0	14.22	4/29/2014	--	--
	19,983	0	19.72	11/10/2014	--	--
	12,497	0	21.65	4/6/2015	--	--
	13,825	0	23.08	4/6/2013	--	--
	36,064	0	22.54	4/5/2014	--	--
	40,346	20,173	22.24	1/10/2015	--	--
	21,735	43,470	10.15	1/15/2016	--	--
	0	62,210	8.74	1/14/2017	--	--
					20,737	159,053

					Stock Awards:
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price	Option Expiration	Number of Shares or Units that Have not	Market Value of Shares or Units that Have not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)(1)	Vested ($)(2)
W. Scott McLain	41,735	0	7.36	4/16/2011	--	--
	25,604	0	13.03	4/30/2012	--	--
	30,803	0	12.09	4/10/2013	--	--
	38,733	0	14.89	1/21/2014	--	--
	26,636	0	14.22	4/29/2014	--	--
	33,890	0	19.72	11/10/2014	--	--
	20,133	0	21.65	4/6/2015	--	--
	19,769	0	23.08	4/6/2013	--	--
	43,411	0	22.54	4/5/2014	--	--
	46,110	23,054	22.24	1/10/2015	--	--
	34,910	17,454	16.34	8/14/2015	--	--
	33,621	67,242	10.15	1/15/2016	--	--
	0	100,239	8.74	1/14/2017	--	--
					33,413	256,278

Omar R. Janjua	0	65,210	10.74	10/15/2016	--	--
	0	27,335	8.74	1/14/2017	--	--

Paige S. Bass	8,118	0	14.22	4/29/2014	--	--
	3,063	0	21.65	4/6/2015	--	--
	2,955	0	23.08	4/6/2013	--	--
	14,528	0	22.21	1/31/2014	--	--
	14,192	0	22.54	4/5/2014	--	--
	26,417	13,208	22.24	1/10/2015	--	--
	13,984	27,966	10.15	1/15/2016	--	--
	0	40,023	8.74	1/14/2017	--	--
					13,341	102,325

(1)Restricted stock units were granted January 14, 2010 and have a three-year vesting schedule of 33 1/3% per year. The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended August 31, 2010. All stock options have a three-year vesting schedule of 33 1/3% per year. All stock options granted prior to April 2006 have a 10-year term and all stock options granted in or after April 2006 have a seven-year term.

Grant Date	Vesting Schedule	Expiration Date

1/10/2008	33 1/3% per year with remaining vesting date 1/10/2011	1/10/2015
8/14/2008	33 1/3% per year with remaining vesting date of 8/14/2011	8/14/2015
1/15/2009	33 1/3% per year with remaining vesting dates of 1/15/2011 and 1/15/2012	1/15/2016
10/15/2009	33 1/3% per year with remaining vesting dates of 10/15/2010, 10/15/2011 and 10/15/2012	10/15/2016
1/14/2010	33 1/3% per year with remaining vesting dates of 1/14/2011, 1/14/2012 and 1/14/2013	1/14/2017

(2)The value is based on the closing price of $7.67 on August 31, 2010 for a share of Sonic Corp. stock.

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock options exercised during the last fiscal year by the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)

J. Clifford Hudson	108,489	601,560
Stephen C. Vaughan	25,995	147,204
W. Scott McLain	43,941	220,573
Omar R. Janjua	-0-	-0-
Paige S. Bass	-0-	-0-

(1)All of the options exercised by Messrs. Hudson, Vaughan and McLain would have expired in fiscal year 2010 if not exercised.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Mr. Hudson, our Chairman of the Board and CEO, and the other named executive officers. Mr. Hudson’s agreement is for a two-year term which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company. The agreements for all other named executive officers automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew the officer’s contract, the officer will receive his or her base compensation for a 24-month period after termination in the case of Mr. Hudson, for a 12-month period after termination in the case of Messrs. Vaughan, McLain and Janjua, and for a six-month period after termination in the case of Ms. Bass. The agreements define “cause” as (1) the willful and intentional failure to perform substantially the officer’s duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with the officer’s employment, or (3) the commission of any act which falls outside the ordinary course of the officer’s responsibilities and which exposes the Company to a significant level of undue liability. A determination of “cause” requires the affirmative vote of at least two-thirds of all members of the Board of Directors.

The contracts for all of the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer’s then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280G of the Internal Revenue Code. The specified multiple equals two times the amount of their annual base salary for all of the named executive officers of the Company, except for Mr. Hudson (who would receive three times his annual base salary), and for Ms. Bass (who would receive the amount of her annual base salary). The same lump sum provision applies if the officer should resign for “good reason,” which includes (without limitation) the occurrence without the officer’s consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer’s position with the Company, (2) a change in the officer’s title or position with the Company, or (3) a reduction in the officer’s salary. The officers’ contracts generally define a “change in control” to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities, or other property; any sale, lease, exchange, or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its named executive officers which would result from the resignation, retirement, or termination of any named executive officer’s employment with the Company, from a change in control of the Company, or from a change in a named executive officer’s responsibilities following a change in control of the Company.

The following table describes and quantifies certain compensation that would become payable under the contracts described above if the named executive officers’ employment had terminated on August 31, 2010, the last day of the fiscal year. The amounts are based on each officer’s compensation as of that date, and if applicable, the Company’s closing stock price on that date of $7.67.

Name	Benefit	Retirement ($)	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Disability ($)		Death ($)

J. Clifford Hudson	Cash Severance	--	1,250,000	1,875,000	--	(1)	--
	Stock Options (2)	--	--	--	--		--
	Restricted Stock Units(3)	--	--	273,366	273,366		273,366

Stephen C. Vaughan	Cash Severance	--	325,000	650,000	--	(1)	--
	Stock Options (2)	--	--	--	--		--
	Restricted Stock Units(3)	--	--	159,053	159,053		159,053

W. Scott McLain	Cash Severance	--	395,000	790,000	--	(1)	--
	Stock Options (2)	--	--	--	--		--
	Restricted Stock Units(3)	--	--	256,278	256,278		256,278

Omar R. Janjua	Cash Severance	--	325,000	650,000	--	(1)	--
	Stock Options	--	--	--	--		--
	Restricted Stock Units(3)	--	--	--	--		--

Paige S. Bass	Cash Severance	--	115,000	230,000	--	(1)	--
	Stock Options(2)	--	--	--	--		--
	Restricted Stock Units(3)	--	--	102,325	102,325		102,325

(1)Named executive officers do not receive any payments upon termination as a result of long-term disability other than the long-term disability benefits provided to all corporate employees in the amount of 70% of the employee’s salary, but not to exceed $10,000 per month, until the employee reaches the age of 65.

(2)Under the 2006 Plan, unvested stock options do not automatically accelerate upon a change in control; however, the Compensation Committee has the authority and may determine at any time that unvested stock options will accelerate upon a change in control. The exercise price of the unvested stock options granted under 2006 Plan, which would become exercisable upon the named executive officer’s retirement, disability or death, or upon a change in control, is greater than the closing price of $7.67 on August 31, 2010 for a share of Sonic Corp. stock and therefore these stock options are not assigned a value for purposes of this table.

(3)Upon a change in control or a named executive officer’s disability or death or termination without cause, the restricted stock units vest as of the date of such event. The value is based on the closing price of $7.67 on August 31, 2010 for a share of Sonic Corp. stock.

Certain Relationships and Related Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, all directors and executive officers are required to report actual or potential conflicts of interest to the Nominating and Corporate Governance Committee of the Board of Directors. The CEO, Chief Financial Officer, Treasurer and Controller are also subject to the Company’s Code of Ethics for Financial Officers, which requires them to avoid actual or apparent conflicts of interest and report violations of the Code of Ethics to the Chairman of the Audit Committee of the Board of Directors. The Audit Committee Charter requires the Audit Committee to review and approve policies and procedures with respect to proposed transactions between the Company and related parties and to review and approve in advance all such related-party transactions. The Audit Committee will approve any such transaction only if it is determined to be in the best interests (or not inconsistent with the best interests) of the Company and its stockholders. In addition, directors and executive officers provide information in an annual questionnaire relating to any transactions with the Company, which transactions are reviewed by the Audit Committee to determine whether disclosure is required in the Company’s proxy statement. No member of the Audit Committee participates in any approval of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction to the Committee.

The Company’s Code of Business Conduct and Ethics, Code of Ethics for Financial Officers and Audit Committee Charter may all be found on our website at http://ir.sonicdrivein.com/governance.cfm.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of August 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	7,671,854(1)	$12.12(2)	2,327,351
Equity compensation plans not approved by security holders	-0-	-0-	-0-

(1)Includes shares subject to outstanding options granted under the Sonic Corp. 2006 Long-Term Incentive Plan (the “2006 Plan”) and prior stock option plans no longer in effect for new grants. Also includes shares subject to outstanding restricted stock units granted under the 2006 Plan.

(2)The weighted-average exercise price does not take into account 197,480 shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the original and amended Forms 3, 4, and 5 furnished to the Company during its last fiscal year, we do not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that on October 9, 2009, a Form 4 was filed six business days late by Sharon T. Strickland, to report the sale of 135 shares by her family’s partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners.    The following table shows the total number and percentage of the outstanding shares of the Company’s voting common stock beneficially owned as of June 30, 2010, unless otherwise noted, with respect to each person (including any “group” as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company’s common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock that the person or group has the right to acquire within the next 60 days.

Beneficial Owner	Number of Shares	Percent(1)

FMR LLC(2)	8,504,878	13.8%
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP(3)	6,425,702	10.4%
75 State Street
Boston, Massachusetts 02109

BlackRock, Inc.(4)	4,903,962	8.0%
40 East 52nd Street
New York, New York 10022

Eaton Vance Management(5)	4,181,753	6.8%
2 International Place
Boston, Massachusetts 02110

Earnest Partners, LLC(6)	4,017,408	6.5%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309

(1)Based on the number of outstanding shares of common stock as of October 15, 2010.

(2)Reflects shares beneficially owned by FMR LLC (formerly known as FMR Corp.) (“FMR”) according to a Form 13F Holdings Report filed by FMR with the SEC on August 16, 2010, reflecting ownership of shares as of June 30, 2010. Based on the Form 13F Holdings Report, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, and FMR Co., Inc. had sole voting power over 0 shares, shared voting power over 0 shares and no voting power over 8,504,878 shares. According to a statement on Schedule 13G filed by FMR with the SEC on February 16, 2010 as of December 31, 2009, FMR had sole voting power over 650 shares and each of FMR and Mr. Edward C. Johnson 3d, Chairman of FMR, had sole dispositive power over (and beneficially owned) 9,161,779 shares, representing 9,161,779 shares beneficially owned by Fidelity as a result of its role as an investment advisor to various investment companies, one of which, Fidelity Low Priced Stock Fund, owned 6,085,000 shares.

(3)Reflects shares beneficially owned by Wellington Management Company, LLP (“Wellington”) according to a Form 13F Holdings Report filed by Wellington with the SEC on August 16, 2010, reflecting ownership of shares as of June 30, 2010. Based on the Form 13F Holdings Report, (a) Wellington had sole voting power over 3,554,217 shares, shared voting power over 0 shares and no voting power over 1,845,060 shares, (b) Wellington Trust Company, NA had sole voting power over 0 shares, shared voting power over 944,425 shares and no voting power over 0 shares and (c) Wellington Management International, Ltd had sole voting power over 0 shares, shared voting power over 82,000 shares and no voting power over 0 shares. According to a statement on Schedule 13G filed by Wellington with the SEC on May 10, 2010, reflecting ownership of shares as of April 30, 2010, Wellington had shared voting power over 4,580,482 shares and shared dispositive power over (and beneficially owned) 6,403,042 shares.

(4)Reflects shares beneficially owned by BlackRock, Inc. (“BlackRock”) according to a statement on Schedule 13G filed by BlackRock with the SEC on January 29, 2010, reflecting ownership of shares as of December 31, 2009. Based on the statement on Schedule 13G, BlackRock had sole voting power and sole dispositive power over (and beneficially owned) 4,903,962 shares.

(5)Reflects shares beneficially owned by Eaton Vance Management (“Eaton Vance”) according to a statement on Schedule 13G filed by Eaton Vance with the SEC on January 20, 2010, reflecting ownership of shares as of December 31, 2009. Based on the statement on Schedule 13G, Eaton Vance had sole voting power and sole dispositive power over (and beneficially owned) 4,181,753 shares.

(6)Reflects shares beneficially owned by Earnest Partners, LLC according to a Form 13F Holdings Report filed by Earnest Partners, LLC with the SEC on August 13, 2010, reflecting ownership of shares as of June 30, 2010. Based on the Form 13F Holdings Report, Earnest Partners, LLC had sole voting power over 1,685,114 shares, shared voting power over 928,778 shares and no voting power over 1,403,516 shares. According to a statement on Schedule 13G filed by Earnest Partners, LLC with the SEC on February 9, 2010, reflecting ownership of shares as of December 31, 2009, Earnest Partners, LLC had sole voting power over 1,645,346 shares, shared voting power over 895,982 shares and sole dispositive power over (and beneficially owned) 3,922,944 shares.

Management.    The following table sets forth information obtained from our directors and executive officers as to their beneficial ownership of the Company’s voting common stock as of October 15, 2010. We computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable and restricted share units that will vest within the next 60 days (“Currently Exercisable Options” and “Currently Vested Restricted Share Units”). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Number of Currently Exercisable Options	Percent(1)

J. Clifford Hudson(2)	1,025,908	631,983	2.66
Stephen C. Vaughan(3)	82,429	242,791	(4)
W. Scott McLain(5)	142,135	395,355	(4)
Omar R. Janjua	0	21,471	(4)
Paige S. Bass(6)	8,875	83,257	(4)
Douglas N. Benham	11,856	13,068	(4)
Michael J. Maples	7,378	80,073	(4)
J. Larry Nichols	6,378	54,135	(4)
Federico F. Peña	72,539	62,948	(4)
H. E. Rainbolt	154,503	87,385	(4)
Frank E. Richardson(7)	1,860,662	87,385	3.16
Robert M. Rosenberg	115,908	77,260	(4)
Jeffrey H. Schutz	0	0	(4)
Kathryn L. Taylor	4,150	0	(4)
Directors and executive officers as a group (19)(8)	3,526,225	1,952,469	8.61

(1)Pursuant to Rule 13d-3(d), the Company includes the shares of common stock underlying the Currently Exercisable Options and Currently Vested Restricted Share Units as outstanding for the purposes of computing the percentage ownership of the person or group holding those options or units, but not for the purposes of computing the percentage ownership of any other person.

(2)Includes (a) 522,720 shares of common stock held by Mr. Hudson in trust for himself, (b) 352,096 shares of common stock held by Mr. Hudson’s wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), (c) 27,303 shares of common stock held by Mr. Hudson’s two sons, either individually or in trust (of which Mr. Hudson disclaims beneficial ownership) and (d) 82,000 shares of common stock held by a family limited liability company owned by Mr. Hudson, his wife and his two children. (Mr. Hudson owns 21% of the family limited liability company and disclaims beneficial ownership of the shares held by the family limited liability company except to the extent of his pecuniary interest therein.)

(3)Includes 491 shares held in the Company’s employee stock purchase plan.

(4)Represents less than 1% of the Company’s outstanding shares.

(5)Includes 2,602 shares held for Mr. McLain in the Company’s 401(k) plan.

(6)Includes 8,321 shares held for Ms. Bass in the Company’s employee stock purchase plan and 554 shares held for Ms. Bass in the Company’s 401(k) plan.

(7)Includes 3,150 shares of common stock held by Mr. Richardson as trustee of his son’s trust, 1,500 shares of common stock held by Mr. Richardson’s son and 2,250 shares of common stock held by Mr. Richardson’s wife (all of which Mr. Richardson disclaims beneficial ownership), and 1,853,762 shares held in a collateral account. There is no outstanding extension of credit against this account.

(8)Includes 6,118 shares of common stock held for certain executive officers in the Company’s 401(k) plan and 15,101 shares held for certain executive officers in the Company’s employee stock purchase plan.

Changes in Control. We do not know of any arrangements (including the pledge by any person of securities of the Company) that may result at a subsequent date in a change in control of the Company.

PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

Sonic is asking the stockholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Sonic’s independent registered public accounting firm for the fiscal year ending August 31, 2011. Ernst & Young LLP has audited Sonic’s consolidated financial statements annually since Sonic’s 1984 fiscal year.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to so do. They will also be available to respond to appropriate questions presented at the annual meeting.

In the event the appointment of Ernst & Young LLP is not ratified by the affirmative vote of a majority of the shares of common stock represented at the annual meeting, the Audit Committee will reconsider this appointment.

The Board of Directors recommends a vote “For” the ratification of the appointment of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended August 31, 2010 and 2009:

	2010	2009

Audit Fees(1)	$628,950	$663,000
Audit-Related Fees(2)	23,000	23,000
Tax Fees(3)	347,694	300,934

Total	$999,644	$986,934

(1)Audit fees relate to professional services rendered for the annual audit of the consolidated financial statements of the Company (including internal control reporting under Section 404 of the Sarbanes-Oxley Act of 2002) and the quarterly reviews relating to Securities and Exchange Commission filings of the Company’s financial statements. Audit fees also include professional services rendered for separate audits of selected wholly owned subsidiaries of the Company.

(2)Audit-related fees relate to professional services rendered for the annual audit of the Company’s benefit plan.

(3)Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee also reviews whether any of the senior audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent registered public accounting firm.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that such services have not adversely affected such independence. All of the fees for fiscal year 2010 and 2009 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements during those periods.

REPORT OF AUDIT COMMITTEE

The Audit Committee is comprised of five directors and operates under a written charter, a copy of which is available on the Company’s website (www.sonicdrivein.com). Each of the members of the Audit Committee meets the independence requirements of NASDAQ and the Sarbanes-Oxley Act of 2002. The Audit Committee held seven meetings in fiscal 2010. The meetings facilitated communication with senior management and employees, the internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm (“Ernst & Young”). The Committee held discussions with the internal auditors and Ernst & Young, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Ernst & Young and, in addition, reviewed and pre-approved all services provided by Ernst & Young during fiscal 2010.

As stated in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct audits, and to prepare consolidated financial statements in accordance with generally accepted accounting principles. It is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for the Company for the 2010 fiscal year (including the disclosures contained in the Company’s 2010 Annual Report on Form 10-K and its 2010 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with the Company’s management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young’s attestation report on internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence from the Company and its management. The Audit Committee also has considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended August 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010.

Respectfully submitted,

The Audit Committee

/s/ H. E. Rainbolt, Chairman

/s/ Douglas N. Benham

/s/ J. Larry Nichols

/s/ Frank E. Richardson

/s/ Kathryn L. Taylor

PROPOSAL NO. 3 - STOCKHOLDER PROPOSAL FOR A POLICY REQUIRING

AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS

The Company has received the following stockholder proposal from the Ohio Laborers’ Pension Fund, 800 Hillsdowne Road, Westerville, Ohio 43081. According to information provided to the Company by the Ohio Laborers’ Pension Fund, it owned approximately 1,108 shares of our common stock as of the date the proposal was submitted to the Company. As of October 15, 2010, 1,108 shares of the common stock represented approximately 0.000018% of the shares of common stock outstanding. The proposal is included in this proxy statement pursuant to the rules of the Securities and Exchange Commission.

“RESOLVED: That stockholders of Sonic Corporation (“Sonic” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Sonic. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.”

Stockholder’s Supporting Statement: “It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. J. Clifford Hudson holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Sonic require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Sonic, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, ‘The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.’

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.”

Board of Directors’ Response to Proposal No. 3:

The Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of the proposed resolution is unnecessary and is not in the best interests of the Company and its stockholders.

The Board of Directors believes that the decision of who should serve as Chairman of the Company is the responsibility of the Board of Directors and that the Board of Directors should not be constrained by a requirement that the positions of Chairman and CEO be separated. As the 2003 Conference Board Report cited by the proponent states, “no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success.” Rather than take a “one-size-fits-all” approach to Board leadership, the Company’s current structure allows the Board of Directors, together with the Nominating and Corporate Governance Committee, to assess and make changes in the Company’s leadership structure if and when it believes such actions are in the best interests of the Company and its stockholders. Currently, the Board of Directors believes that the Company and its stockholders are best served by having the flexibility to elect to have the same individual serve as Chairman and CEO, allowing the Board to select the most qualified and appropriate individual to lead the Board as Chairman.

The Board strongly believes that the most effective leadership model for the Company at this time is to have the roles of Chairman and CEO combined. This structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides efficient coordination of action of the Board of Directors.

The Board provides effective oversight of management through frequent executive sessions of the non-management directors and a strong lead independent director. Executive sessions of non-management directors occur in conjunction with each Board meeting and at such other times as the non-management directors deem appropriate, without management present, to discuss certain Board policies, processes and practices, the performance and proposed performance-based compensation of the CEO, management succession and other matters relating to the Company and the functioning of the Board. Additionally, this leadership structure is consistent with practice at a majority of other U.S. companies. According to the 2009 Spencer Stuart Board Index, 63% of S&P 500 companies currently have a structure where the CEO also serves as chairman. The Board of Directors, together with the Nominating and Corporate Governance Committee, assesses and deliberates the merits of this structure when appropriate. However, the Board of Directors does not believe that the Company should adopt a policy limiting the flexibility of the Board of Directors in determining the appropriate leadership structure.

Of the Company’s 10 directors, only Mr. Hudson is a member of management. The Company’s non-management directors, all of whom are independent, have appointed Mr. Richardson as the Board’s lead independent director, and he presides at all executive sessions of the non-management directors. In his capacity as lead independent director, Mr. Richardson (a) is responsible for coordinating the activities of the non-management directors; (b) sets the agenda for and leads the non-management director executive sessions, and briefs the Chairman and CEO on any issues arising from those executive sessions as appropriate; (c) acts as the principal liaison to the Chairman and CEO for the views of, and any concerns or issues raised by, the non-management directors; (d) provides input on and approves the agenda for Board meetings and Board meeting schedules; and (e) consults with the other directors regarding and advises the Chairman and Chief Executive Officer about the quality, quantity and timeliness of information provided to the Board and the Board’s decision-making processes.

In addition to Mr. Richardson’s engagement with the Chairman and CEO, as discussed above, it should also be noted that other independent members of the Board have significant engagement with and oversight of management. For instance, Mr. Rainbolt, as chair of the Audit Committee, regularly works with the Company’s Chief Financial Officer on matters raised by the Audit Committee, and Mr. Rosenberg, as chair of the Compensation Committee, regularly works with the Company’s President on matters raised by the Compensation Committee. Further, every committee of the Board is comprised only of independent directors, which also helps to ensure the objective functioning of the committees and the Board.

For these reasons, the Board of Directors believes that this proposal to adopt a policy requiring the election of a non-management director as Chairman of the Board is not necessary and is not in the best interests of the Company or its stockholders.

If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted AGAINST the foregoing proposal.

OTHER MATTERS

The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

2010 ANNUAL REPORT AND FORM 10-K

The Company’s Annual Report on Form 10-K for the year ended August 31, 2010, as filed with the Securities and Exchange Commission, contains detailed information concerning the Company and its operations which is not included in the 2009 Annual Report. A copy of the 2010 Form 10-K will be furnished to each stockholder without charge upon request in writing to: Carolyn C. Cummins, Corporate Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104. The 2010 Form 10-K is also available at the Company’s website at http://ir.sonicdrivein.com/financials.cfm.

Only one proxy statement and annual report may be delivered to multiple stockholders sharing an address, unless the Company receives contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like a separate copy of this proxy statement and annual report or future proxy statements and annual reports may make a written or oral request to Carolyn C. Cummins, Corporate Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104 or by telephone at (405) 225-5000. Similarly, requests may be made for delivery of a single copy of a proxy statement and annual report to be delivered to an address where multiple stockholders are currently receiving multiple copies of proxy statements and annual reports.

SONIC America’s Drive-In.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 6, 2011.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/SONC

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed.

1. Election of four Directors: For Withhold For Withhold For Withhold

01 - Douglas N. Benham 02 - H.E. Rainbolt 03 - Jeffrey H. Schutz

04 - Kathryn L. Taylor

The Board of Directors recommends a vote FOR the Ratification of Ernst & Young LLP. For Against Abstain

2. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote AGAINST proposal 3.

3. Stockholder proposal for a policy requiring an independent Chairman of the Board of Directors.

To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this proxy card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

01938D

1UPX

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SONIC America’s Drive-In.

Proxy — SONIC CORP.

For the Annual Meeting of Stockholders

THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

The undersigned hereby appoints W. Scott McLain and Carolyn C. Cummins, and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the “Company”) on Thursday, January 6, 2011, at 1:30 p.m., on the Fourth Floor of the Sonic Headquarters Building, 300 Johnny Bench Drive, Oklahoma City, Oklahoma, and at any adjournment of that meeting, and to vote the undersigned’s shares of common stock as designated on the reverse side. The proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof.

The persons named above will vote the shares of common stock represented by this proxy card in accordance with the specifications made in Item A. If the undersigned makes no specification, the persons named above will vote the shares as the Board of Directors recommends.